As filed with the United States Securities and Exchange Commission on July 24, 2019

Registration No. 333-231557

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HeadHunter Group PLC

(Exact name of registrant as specified in its charter)

Cyprus	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Dositheou 42,

Strovolos, 2028, Nicosia

Cyprus

+357-22-418200

(Address of Principal Executive Offices)

AMENDED AND RESTATED 2016 HEADHUNTER UNIT OPTION PLAN

2018 HEADHUNTER UNIT OPTION PLAN

(Full title of the plans)

Cogency Global Inc.

10 E. 40th Street, 10th floor

New York, NY 10016

(Name and address of agent for service)

+1-800-600-9540

(Telephone number, including area code, of agent for service)

Copies to:

J. David Stewart Latham & Watkins LLP Ul. Gasheka 6 Ducat III, Office 510 Moscow, 125047 Russia +7-495-785-1234	David C. Boles Latham & Watkins (London) LLP 99 Bishopsgate London EC2M 3XF United Kingdom +44-20-7710-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-231557) (the “Registration Statement”) of HeadHunter Group PLC, a company organized under the laws of Cyprus (the “Company”). The Registration Statement was filed with the Securities and Exchange Commission, and became effective, on May 17, 2019.

Under the Registration Statement, a total of 3,187,500 ordinary shares, nominal value €0.002 per share, were registered for issuance, representing shares granted or to be granted pursuant to the Amended and Restated 2016 Headhunter Unit Option Plan (the “2016 Plan”) and the 2018 HeadHunter Unit Option Plan (the “2018 Plan” and, together with the 2016 Plan, the “Plans”). The Company is filing this Post-Effective Amendment to deregister any unissued shares previously registered under the Registration Statement and issuable under the Plans.

The Company is concurrently filing a registration statement on Form S-8 (the “New Registration Statement”) for the purpose of correcting an error in the calculation of the fees paid in connection with the Registration Statement (the “Fee Correction”). As a result of the Fee Correction, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof. The registration fees paid by the Company in connection with the filing of the Registration Statement will be carried forward and applied to the registration fee required in connection with the New Registration Statement, which is being filed contemporaneously with this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moscow, Russia, on July 24, 2019.

HeadHunter Group PLC

By:	/s/ Mikhail Zhukov
Name:	Mikhail Zhukov
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of HeadHunter Group PLC has signed this Post-Effective Amendment to the Registration Statement on July 24, 2019.

Cogency Global Inc.

By:	/s/ Pushkala Sivaramakrishnan
Name:	Pushkala Sivaramakrishnan
Title:	Assistant Secretary